EXHIBIT 10.72

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) dated as of January 28, 2011, is by and among ANIP ACQUISITION COMPANY, a Delaware corporation doing business as ANI Pharmaceuticals, Inc. (the “Company”) and MERIDIAN VENTURE PARTNERS II, L.P., a Delaware limited partnership (“MVP II” or the “Agent”) and the other parties executing signature pages hereto or who become a party hereto pursuant to the provisions of Sections 1.3(a)(iii) or 1.3(c)(iii) below (collectively with the Agent, the “Lenders”).

WHEREAS, the Company has entered into a certain credit facility (as amended. the “Senior Debt”) with Bank of America, N.A. (the “Senior Lender”), as evidenced by a Loan and Security Agreement, dated as of July 3, 2007, and the Senior Loan Documents (as defined herein), between the Company and the Senior Lender;

WHEREAS, the Exchanging Lenders have previously purchased subordinated secured convertible notes (the “Existing Notes”) from the Company in the respective principal amounts set forth on Schedule 1.2(a), pursuant to that certain Note and Warrant Purchase Agreement, dated as of September 30, 2009, that certain Note and Warrant Purchase Agreement, dated as of February 18, 2010 and that certain Note Purchase Agreement, dated as of May 5, 2010, each by and among the Company, MVP II, as agent, and the other parties executing signature pages thereto as lenders (collectively, the “Existing Agreements”);

WHEREAS, the Exchanging Lenders and the Senior Lender are party to that certain Subordination Agreement, dated as of September 30, 2009, as previously amended (as amended, the “Subordination Agreement”), pursuant to which each of the loans represented by the Existing Notes was subordinated to the Senior Debt;

WHEREAS, upon and subject to the terms and conditions hereinafter set forth, the Company desires to cause the Existing Notes to be amended and restated in their entirety to reflect the terms of the senior subordinated secured convertible notes in the form attached hereto as Exhibit A (the “Notes”) and that such amendment shall be reflected by exchanging the Existing Notes for Notes an aggregate amount equal to all outstanding principal and accrued interest under the Existing Notes (the “Existing Amount”);

WHEREAS, prior to the date hereof, certain Participating Lenders advanced funds to the Company in the respective amounts set forth on Schedule 1.2 (the “Advances”), pending completion of the Transaction Documents (as defined herein);

WHEREAS, upon and subject to the terms and conditions hereinafter set forth, the Company desires to issue and sell to the Participating Lenders and the Participating Lenders desire to purchase from the Company, newly issued Notes in an aggregate maximum principal amount of up to $4,500,000 (the “New Loan Amount”) plus the amount of interest accrued (at a rate of 14% per annum) on the Advances through the Initial Closing Date (the “Advance Interest Amount”);

WHEREAS, the parties hereto desire to further amend the Subordination Agreement in order to subordinate the Loan made hereunder to the Senior Debt; and

WHEREAS, concurrently herewith, the Company is effecting a 10 to 1 reverse stock split of all of the series of its stock (the “Reverse Split”).

NOW, THEREFORE, in consideration of the promises and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Purchase of Company Securities.

1.1.         Note Purchase Commitments.

(a)           First Loan Commitment. The Participating Lenders have committed to purchase, on the terms and subject to the conditions set forth herein, the respective portions of the initial $2,000,000 of Notes being issued hereunder for cash (the “First Loan Amount”), as set forth opposite their respective names on Schedule 1.2 (the “First Loan Commitment Amounts”). For the avoidance of doubt, the Notes issued in respect of the Advance Interest Amount shall be in addition to the First Loan Amount.

(b)           MVP II Commitment. MVP II, as a Participating Lender, has committed to purchase, on the terms and subject to the conditions set forth herein, an additional $1,600,000 of the Additional Loan Amount (the “Additional Loan Commitment Amount”).

(c)           Commitment Amount. As used herein, the term “Commitment Amount” shall mean, as to any Participating Lender, the sum of the First Loan Commitment Amount and the Additional Loan Commitment Amount in respect of each such Participating Lender.

1.2.         Purchase and Sale of the Notes.

(a)           Authority. The Company has authorized (i) the issuance and sale, in accordance with the terms hereof, of Notes in the original aggregate principal amount of up to the New Loan Amount plus an amount equal to the Advance Interest Amount and (ii) the issuance, in accordance with the terms hereof, of Notes in an amount equal to the Existing Amount, which will be exchanged for Existing Notes at the Initial Closing (as defined herein).

(b)           Participating Lenders. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to the Participating Lenders, and each of the Participating Lenders agrees to purchase from the Company, Notes in the principal amounts equal to their respective First Loan Commitment Amounts, with a portion of such First Loan Commitment Amount to be funded at each of the First Closing and the Second Closing (as defined herein).

(c)           Exchanging Lenders. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue to each of the Exchanging Lenders, and each of the Exchanging Lenders agrees to amend and restate its Existing Notes through an exchange into, Notes in the Existing Amount set forth opposite its name on Schedule 1.2 hereto.

1.3.         Closings.

(a)           Initial Closing. (i) The initial closing of the issuance of the Notes shall take place at the offices of SNR Denton US LLP, located at Two World Financial Center, New York, New York, 10281.  Such closing (the “Initial Closing”) will take place at 10:00 A.M., local time, on such date as may be mutually agreed upon by the Company and the Lenders.  The date of the Initial Closing is referred to herein as the “Initial Closing Date.”

(ii)           At the Initial Closing, the Company shall sell Notes to each of the Participating Lenders in an aggregate principal amount equal to $1,122,000, plus the Advance Interest Amount, by delivering to each Participating Lender a Note in an amount equal to 56.14% of its First Loan Commitment Amount plus any Advance Interest Amount on Advances made by it, together with the other documents referenced in Section 2 hereof, and in exchange therefor, each Participating Lender shall make a payment at that time, by wire transfer payable to the Company of such portion of its First Loan Commitment Amount less the Advances funded by it, as set forth on Schedule 1.2.  The Notes shall be registered in each Participating Lender’s name or the name of its nominee(s) in such denominations as such Participating Lender shall request pursuant to instructions delivered to the Company not less than two (2) days prior to the Initial Closing Date.

(iii)          In accordance with the terms of the Third Amended and Restated Stockholders’ Agreement, the Company will offer each existing holder of its Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (other than the Lenders initially signatories hereto) the right to purchase Notes equal to a fraction of the First Loan Amount (its “Pro Rata Portion”), the numerator of which shall be equal to the sum of the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder or issuable to such holder upon the exercise of any outstanding options or warrants exercisable therefore, and the denominator of which shall be equal to the sum of the number of shares of all issued and outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred and the number of shares of any such stock issuable upon the exercise of all outstanding options and warrants exercisable therefore. In the event a stockholder wishes to acquire its Pro Rata Portion (a “Participating Stockholder”), such Participating Stockholders shall provide the Company with written notice thereof, together with a counterpart signature page to this Agreement (pursuant to which it will become a Participating Lender for all purposes from and after its execution thereof) and each of the Transaction Documents and will fund 56.14% of its Pro Rata Portion no later than five (5) days following its notice to the Company that it intends to acquire Notes, and will be issued a Note in the amount so funded. Each Participating Stockholder will be obligated to fund the balance of its Pro Rata Portion at the Second Closing.

(iv)          At the Initial Closing, the Exchanging Lenders will exchange all of the Existing Notes together with all accrued interest thereon for Notes, in the amounts set forth on Schedule 1.2, as detailed on Schedule 1.2(a). The Notes shall be registered in each Exchanging Lender’s name or the name of its nominee(s) in such denominations as such Exchanging Lender shall request pursuant to instructions delivered to the Company not less than two (2) days prior to the Initial Closing Date. Each of the Exchanging Lenders hereby acknowledges and agrees as follows: (a) the principal amount of the Note to be issued in exchange for its Existing Notes as set forth on Schedules 1.2 and 1.2(a), represents the entire amount owed to such Exchanging Lender in respect of its Existing Notes, (b) except for Article 8 (Collateral) and Section 12.12 (MVP II as Agent) of each of the Note and Warrant Purchase Agreements dated as of September 30, 2009 and February 18, 2010 and Article 10 (Collateral) and Section 15.12 (MVP II as Agent) of the Note Purchase Agreement dated May 5, 2010, each of the Existing Agreements is hereby terminated and of no further force or effect and (c) MVP II, acting as Agent under the Existing Agreements and Existing Notes, is hereby authorized to assign all of the Exchanging Lender’s rights in and to the security interests granted to MVP II, as Agent for the Exchanging Lenders under the Existing Agreements, to MVP II, as Agent under the Notes, including without limitation, pursuant to any outstanding Mortgage, Security Agreement, Assignment of Leases and Fixture Financing Statement and Assignment of Leases and Rents relating the Company’s Baudette, MN facility as well as any outstanding UCC-1 financing statement.

(b)           Second Closing.  The purchase and sale of Notes equal to the remaining portion of the Initial Loan Commitment Amounts and Pro Rata Portions, shall take place at the offices of SNR Denton US LLP, located at Two World Financial Center, New York, New York, 10281.  Such closing (the “Second Closing”), will take place no earlier than March 31, 2011, on not less than 10 days written notice from the Company of its intent to draw such funds.  The date of the Second Closing is referred to herein as the “Second Closing Date.”  At the Second Closing the Company shall sell Notes to each (i) Participating Lender in an aggregate principal amount equal to the remaining portion of such Participating Lender’s First Loan Commitment Amount and (ii) Participating Stockholder in an aggregate principal amount equal to the remaining portion of such Participating Stockholder’s Pro Rata Portion, by delivering to each Participating Lender (including each Participating Stockholder) a Note in the face amount indicated next to such Participating Lender’s (and Participating Stockholders’) name on Schedule 1.2 (as amended) together with the other documents referenced in Section 4.1 hereof, and in exchange therefor such Participating Lender or Participating Stockholder shall make a payment at that time, by wire transfer payable to the Company of the principal amount of the Notes purchased by it at the Second Closing. The Notes shall be registered in each Participating Lender’s or Participating Stockholder’s name or the name of its nominee(s) in such denominations as such Participating Lender or Participating Stockholder shall request pursuant to instructions delivered to the Company not less than two (2) days prior to the Second Closing Date.

(c)           Additional Closings. (i) The purchase and sale of the Additional Loan Amount shall take place at the offices of SNR Denton US LLP, located at Two World Financial Center, New York, New York, 10281.  Such closing, or closings (each an “Additional Closing,” and collectively with the Initial Closing and the Second Closing, the “Closings,” and individually, a “Closing”), will take place no earlier than thirty (30) days following the Second Closing Date and no later than June 30, 2012, on not less than 20 days written notice from the Company of its intent to draw such funds. The date of any Additional Closing is referred to herein as an “Additional Closing Date.”

(ii)           The Company will offer each of the Participating Lenders the right to purchase its pro rata portion of the Notes being issued in respect of the Additional Loan Amount, based on the amount of the First Loan funded by it. For purposes of this Section 1.2(c), the term “Participating Lenders” includes Participating Stockholders and the term “First Loan” includes the Pro Rata Portion of Notes acquired by such Participating Stockholders.

(iii)          In the event that the portion of the Additional Loan Amount to be acquired by Participating Lenders other than MVP II under clause (ii) above is greater than the portion of the Additional Loan Amount remaining in excess of the Additional Loan Commitment Amount, then at the option of MVP II, the Additional Loan Commitment Amount shall be reduced by such excess. In the event MVP II does not elect to reduce its Additional Loan Commitment Amount, then the portion of the Notes to be issued to each of the Participating Lenders other than MVP II will be reduced on a pro rata basis.  For the avoidance of doubt, MVP II may not acquire more than its pro rata portion of the Additional Loan Amount (as determined under clause (ii) above) to the extent that as a result of such acquisition MVP II would, by itself, to constitute the Majority Lenders, unless such acquisition is approved by the Majority Lenders (without giving effect to such acquisition).  At an Additional Closing the Company shall sell Notes in the aggregate principal amount of the Additional Loan Amount to be drawn by delivering to each Participating Lender a Note in the face amount indicated as relating to the Additional Loan Amount next to such Lender’s name on Schedule 1.2 (as amended) together with the other documents referenced in Section 4.2 hereof, and in exchange therefor, such Participating Lender shall make a payment at that time, by wire transfer payable to the Company of the principal amount of the Notes purchased by it at the Additional Closing.  The Notes shall be registered in each Participating Lender’s name or the name of its nominee(s) in such denominations as such Participating Lender shall request pursuant to instructions delivered to the Company not less than two (2) days prior to the Additional Closing Date. No Lender shall be obligated to purchase any Notes at an Additional Closing, other than MVP II, who agrees to purchase up to the Additional Loan Commitment Amount, subject to the conditions set forth in Section 4.2 below.

1.4.         Conversion.  Each Note shall be convertible in accordance with the terms of Article 3 thereof.

1.5.         Overallotment.  In the event any Participating Lender either fails to fund its Committed Amount or determines not to purchase its pro rata share of the Additional Loan Amount, as set forth on Schedule 1.2 hereto, then that portion of the New Loan Amount shall be offered to all of the Lenders who are purchasing their full pro rata share of the New Loan Amount at such Closing, on a pro rata basis, based on the amounts being so funded; provided, that, MVP II may not acquire the New Loan Amount offered pursuant to this Section 1.5 to the extent that as a result of such acquisition MVP II would, by itself, constitute the Majority Lenders, unless such acquisition is approved by the Majority Lenders (without giving effect to such acquisition); provided, however, that MVP II may acquire any portion of the New Loan Amount that is not subscribed for by the other Lenders at such Closing.  In the event not all of the New Loan Amount is subscribed for by the Participating Lenders, the Company shall be entitled to sell Notes representing such amount to any Person acceptable to the Board of Directors of the Company.

2.             Conditions to the Obligations of Lenders at the Initial Closing.  The obligation of each Participating Lender to purchase and pay for the Notes comprising the First Loan Amount and the obligation of each Exchanging Lender to exchange its Existing Notes for Notes, is subject to the satisfaction (or waiver by the Majority Lenders) on or prior to the Initial Closing Date of the following conditions:

2.1.         Representations and Warranties.  All of the representations and warranties of the Company contained in Section 6 shall be true and correct at and as of the Initial Closing Date, except for changes caused by the transactions contemplated hereby.

2.2.         Performance of Covenants.  All of the covenants and agreements of the Company contained in this Agreement and required to be performed on or prior to the Initial Closing Date shall have been performed in a manner satisfactory in all respects to the Lenders.

2.3.         Legal Action.  No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

2.4.         Searches.   Lenders shall have received the results of UCC, tax and other public records and judgment searches against the Company in those offices and jurisdictions, including, without limitation, the Patent and Trademark Office, as the Lenders shall reasonably request.

2.5.         Insurance Certificates.  Lenders shall have received certificates of insurance and evidence of lender loss payee endorsements in favor of the Lenders or of the Lenders’ status as an additional insured, as the case may be, with respect to all of the Company’s current insurance policies as of Closing.

2.6.         SBA Forms.  Small Business Administration Forms 480, 652 and 1031, duly completed at or promptly following the Initial Closing Date, upon the consent of MVP II.

2.7.         Consents.

(a)           The Company shall have obtained in writing or made all consents, waivers, approvals, orders, permits, licenses and authorizations of, and registrations, declarations, notices to and filings and applications with, any governmental authority or any other person or entity (including, without limitation, security holders and creditors of the Company) required to be obtained or made in order to enable the Company to observe and comply with all its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           The Company shall have obtained (i) the consent of the applicable stockholders of the Company and the applicable Exchanging Lenders under the Existing Agreements and Existing Notes to (i) the issuance of the Notes and the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) upon conversion thereof, as provided in this Agreement and the Notes and (ii) the filing of the Fourth Amended and Restated Certificate of Incorporation of the Company, in the form attached as Exhibit B hereto (the “Restated Certificate”) which sets forth the terms of the Series D Preferred Stock and the Reverse Split, and (ii) the waiver of all stockholders of the Company of all antidilution adjustments resulting from the issuance of the Notes and the Series D Preferred Stock.

(c)           The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

(d)           The Senior Lender shall have extended the existing forbearance in a manner and on terms acceptable to the Majority Lenders to a date not earlier than June 30, 2011.

(e)           The Company, MVP II, as Agent for the Lenders and the Senior Lender shall have executed Amendment No. 6 to the Subordination Agreement, in the form attached hereto as Exhibit C (the “Amendment”), pursuant to which all the Indebtedness issued hereunder shall be made subordinate to the Senior Debt.

(f)            The Board of Directors of the Company shall have consented to the issuance of (i) the Notes and (ii) the Series D Preferred Stock issuable in connection with any conversion thereof.

2.8.         Exchange of Existing Notes. Each of the Existing Notes shall have been exchanged for Notes and the liens securing such Indebtedness shall have been assigned to MVP as Agent hereunder.

2.9.         Legal and Other Fees.  All legal and other fees due hereunder and pursuant to Section 15.2 shall be paid in full.

2.10.       Closing Documents.  The Company shall have delivered to the Lenders the following documents executed by the Company:

(a)           the Notes comprising the First Loan;

(b)           each of the mortgages and other security documents set forth on Schedule 2.10;

(c)           a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Initial Closing Date, stating that the conditions set forth in Sections 2.2 through 2.9 have been satisfied;

(d)           an incumbency certificate, dated the Initial Closing Date, for the officers of the Company executing this Agreement, the Notes being issued at the Initial Closing, and any other Transactions Documents delivered in connection with this Agreement at the Initial Closing;

(e)           a certificate of the Secretary or Assistant Secretary of the Company, dated the Initial Closing Date, as to the continued and valid existence of the Company, certifying the attached copy of the Restated Certificate, the attached copy of the by-laws of the Company, the authorization of the execution, delivery and performance of this Agreement, and the resolutions adopted by the Board of Directors and stockholders of the Company authorizing the actions to be taken by the Company under this Agreement;

(f)            a certified copy of the Restated Certificate of the Company as filed with the Secretary of State of Delaware and any amendments thereto;

(g)           a signed forbearance letter from the Senior Lender, in form and on terms satisfactory to the Majority Lenders, under which there is no default;

(h)           the Third Amended and Restated Stockholders’ Agreement, executed by such stockholders as are necessary to amend the Second Amended and Restated Stockholders’ Agreement of the Company dated as of February 1, 2008, in the form attached hereto as Exhibit D;

(i)            the Third Amended and Restated Registration Rights Agreement, executed by such stockholders as are necessary to amend the Second Amended and Restated Registration Rights Agreement of the Company, in the form attached hereto as Exhibit E;

(j)            such certificates, other documents and instruments as any Lender and its counsel may reasonably request in connection with, and to effect, the transactions contemplated by this Agreement.

3.             Conditions to Obligations of the Company at the Initial Closing.  The obligation of the Company to issue and sell the Notes comprising the First Loan Amount to the Participating Lenders and to exchange the Existing Notes for Notes pursuant to this Agreement is subject to the satisfaction on or prior to the Initial Closing Date of the following conditions, any of which may be waived by the Company:

3.1.         Purchase Price. Receipt of the First Loan Amount.

3.2.         Representations and Warranties.  The Lenders shall have executed and delivered this Agreement and the representations and warranties of the Lenders contained in Section 7 shall be true and correct at and as of the Initial Closing Date.

3.3.         Legal Action.  No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

4.             Conditions to the Obligations of Participating Lenders at the Second Closing and any Additional Closing.

4.1.         Second Closing. The obligation of each Participating Lender to purchase and pay for the Notes comprising the remaining portion of its First Loan Commitment Amount at the Second Closing is subject to the satisfaction (or waiver by the Majority Lenders) on or prior to the Second Closing Date of the following conditions:

(a)           Initial Closing. The Initial Closing shall have occurred.

(b)           Representations and Warranties.  The representations of the Company in Section 6 shall be, in the aggregate, true and correct in all material respects.

(c)           No Event of Default.  No Event of Default shall have occurred and be continuing.

(d)           Legal Action.  No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

(e)           SBA Forms.  Small Business Administration Forms 480, 652 and 1031, duly completed at or promptly following the Second Closing Date, with the consent of MVP II.

(f)            Legal and Other Fees.  All legal and other fees due hereunder and pursuant to Section 15.2 shall be paid in full.

(g)           Closing Documents.  The Company shall have delivered to the Participating Lenders the following:

(i)            the Notes comprising the remaining portion of each First Loan Commitment Amount;

(ii)           a certificate executed by the President or Chief Executive Officer of the Company, dated the Second Closing Date stating that the conditions set forth in Sections 4.1(a) through 4.1(f) have been satisfied and stating that no change to the Company’s Restated Certificate or by-laws has been made since the Initial Closing Date;

(iii)          an incumbency certificate, dated the Second Closing Date for the officers of the Company executing this Agreement, the Notes comprising the remaining portion of the total First Loan Commitment Amount, and any other Transactions Documents delivered in connection with this Agreement at the Second Closing; and

(iv)          evidence that the Senior Lender has signed a forbearance agreement, on terms and in a form satisfactory to the Majority Lenders, which provides for a maturity date for the Senior Loan no less than ninety (90) days after the Second Closing Date and that there is no default thereunder.

4.2          Additional Closing. The obligation of each Participating Lender to purchase and pay for the Notes comprising the Additional Loan Amount at an Additional Closing is subject to the satisfaction (or waiver by the Participating Lenders who are acquiring at least 65% of the Notes to be issued at such Additional Closing) on or prior to the Additional Closing Date of the following conditions:

(a)           Second Closing. The Second Closing shall have occurred.

(b)           Representations and Warranties.  The representations of the Company in Section 6 shall be, in the aggregate, true and correct in all material respects.

(c)           No Event of Default.  No Event of Default shall have occurred and be continuing.

(d)           Legal Action.  No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

(e)           SBA Forms.  Small Business Administration Forms 480, 652 and 1031, duly completed at or promptly following the Additional Closing Date, with the consent of MVP II.

(f)            Legal and Other Fees.  All legal and other fees due hereunder and pursuant to Section 15.2 shall be paid in full.

(g)           Closing Documents.  The Company shall have delivered to the Participating Lenders the following:

(i)            the Notes comprising the Additional Loan Amount to be funded;

(ii)           a certificate executed by the President or Chief Executive Officer of the Company, dated the Additional Closing Date stating that the conditions set forth in Sections 4.2(a) through 4.2(f) have been satisfied and stating that no change to the Company’s Restated Certificate or by-laws has been made since the Second Closing Date or the prior Additional Closing Date, as applicable;

(iii)          an incumbency certificate, dated the Additional Closing Date for the officers of the Company executing this Agreement, the Notes comprising the Additional Loan Amount to be funded, and any other Transactions Documents delivered in connection with this Agreement at the Additional Closing; and

(iv)          an amended Schedule 1.2 to this Agreement indicating the respective principal amounts of the Notes to be purchased by the Participating Lenders at the Additional Closing.

(v)           evidence that the Senior Lender has signed a forbearance agreement, on terms and in a form satisfactory to the Majority Lenders, which provides for a maturity date for the Senior Loan no less than ninety (90) days after the Additional Closing Date and that there is no default thereunder.

5.             Conditions to Obligations of the Company at the Second Closing and any Additional Closing.  The obligation of the Company to issue and sell Notes at the Second Closing or any Additional Closing, as applicable to the Participating Lenders pursuant to this Agreement is subject to the satisfaction on or prior to the Second Closing Date or Additional Closing Date, as applicable, of the following conditions, any of which may be waived by the Company:

5.1.         Purchase Price. Receipt of the remaining portion of the aggregate First Loan Commitment Amounts or the portion of the Additional Loan Amount being funded, as applicable.

5.2.         Representations and Warranties.  The representations and warranties of the Lenders in Section 7, in the aggregate, true and correct in all material respects at and as of the Second Closing Date or the Additional Closing Date, as applicable.

5.3.         Legal Action.  No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause any such transaction to be rescinded.

6.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Lenders that except as set forth on the relevant disclosure schedules attached hereto:

6.1.         Organization and Good Standing.  The Company is a corporation duly formed and validly existing under the laws of the state of Delaware.  The Company has the power and authority to carry on its business as now conducted, and, except where failure to qualify could not reasonably be deemed to have a material adverse effect on the Company, the Company is qualified to do business and in good standing in each jurisdiction wherein the character of its properties or the nature of the activities conducted by it makes such qualification or licensing necessary.

6.2.         Power and Authority; Validity of Agreement.  The Company has the power and authority under applicable law and under its Certificate of Incorporation and by-laws to enter into and perform this Agreement and any other Transaction Documents to the extent that the Company is a party thereto; and all actions necessary or appropriate for the Company’s execution and performance of this Agreement and such other Transaction Documents have been taken, and, upon their execution, the same will constitute the valid and binding obligations of the Company enforceable in accordance with their terms to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditor’s rights generally, and the application of general principles of equity (whether consider in an action at law or in equity).

6.3.         No Violation of Law or Agreements.  The Company’s making and performance of this Agreement and any other documents and instruments delivered in connection with this Agreement will not (a) violate any provisions of law, rule or regulation, federal, state or local, the Company’s Certificate of Incorporation and by-laws, including, without limitation, any such law, rule or regulation relating to the Company’s Intellectual Property, or (b) upon receipt of the consents as described in Section 2.7 hereof, all of which consents have been obtained, result in any breach or violation of, or constitute a default under, any material agreement or instrument by which the Company or the property of the Company may be bound.

6.4.         Compliance.

(a)           The Company is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including, without limitation, those administered by the relevant governmental authorities and administrative agencies which govern the business, commercial activities or facilities owned or operated by the Company), applicable to the conduct of its business and operations.

(b)           The Company possesses all franchises, permits, licenses, certificates of compliance and approval and grants of authority, necessary or required in the conduct of its business where failure so to possess the same is reasonably likely to have a material adverse effect on the Company; and all such franchises, permits, licenses, certificates and grants are valid, enforceable and subsisting without any defaults there under and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof, which, if enforced or adversely decided, are reasonably likely to have a material adverse effect on the Company.

(c)           No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reasons of or in connection with the Company’s execution and performance of this Agreement or any of the Transaction Documents, except for (i) those which have been obtained, and (ii) those the absence of which would not individually or in the aggregate have a material adverse effect on the Company.

6.5.         Litigation.  Other than as listed on Schedule 6.5, there are no actions, suits, proceedings or claims which are pending or, to the Company’s knowledge, threatened against the Company or relating to or affecting the Company’s business, the adverse determination of which is reasonably likely to have a material adverse effect on the Company.

6.6.         Title to Assets; Material Contracts.  The Company has good and marketable title to all of its properties and assets material to the conduct of its business (subject to the licenses and leases, as applicable, for any licensed or leased properties and assets), free and clear of any liens and encumbrances except for Permitted Encumbrances.  All such assets are covered by adequate insurance.

6.7.         Accuracy of Information; Full Disclosure.

(a)           The unaudited balance sheet and income statement of the Company for the fiscal year ended December 31, 2009 and the unaudited balance sheet and income statement of the Company for the nine (9) month period ended September 30, 2010, furnished to the Lenders have been prepared in accordance with GAAP (with respect to the September 30, 2010 balance sheet and income statement, subject to the absence of footnotes and immaterial quarter end adjustments) and such financial statements fairly present in all material respects the financial condition, results of operations and retained earnings of the Company required to be disclosed in accordance with GAAP and there has been no material adverse change in the financial condition or business of the Company from the date of such statements to the date hereof.

(b)           Neither the representations and warranties contained in this Agreement nor any financial statement, certificate or other written information previously furnished or to be furnished to the Lenders hereunder, other than projections, contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(c)           Since September 30, 2010, there has been no change in the business, operations, property or financial or other conditions of the Company which has had a material adverse effect on the Company.

6.8.         Taxes and Assessments.  Except as otherwise set forth on Schedule 6.8, the Company has filed all required tax returns, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty and other than taxes that are currently being contested in good faith by appropriate proceedings, diligently prosecuted or covered by appropriate reserves maintained in accordance with GAAP, and the Company has no knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statement required hereunder.

6.9.         Indebtedness.  The Company has no presently outstanding Indebtedness, except the Indebtedness described in Schedule 6.9 (clearly separating Indebtedness and other obligations).

6.10.       ERISA and the Code.  With respect to any Plan, the Company and all of its ERISA Affiliates have maintained, operated and administered each Plan in compliance in all material respects with its terms and any related documents or agreements and each Plan is in compliance in all material respects with all applicable provisions of ERISA, the Code and the regulations promulgated thereunder; and

(a)           Neither the Company nor any of its ERISA Affiliates maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA);

(b)           There is no lien under Section 412 of the Code with respect to any Plan of the Company or any of its ERISA Affiliates.  All contributions to any Plan which may have been required pursuant to Section 302 of ERISA or Section 412 of the Code have been timely made.  All such contributions to any Plan that are not yet, but will be, required to be made are properly accrued and reflected on the copy of the financial statements of the Company dated March 30, 2009 provided to the Lenders.  No Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been required or granted with respect to any Plan.  The funding method used in connection with each Plan which is subject to minimum funding requirements of ERISA and the Code is acceptable under current Internal Revenue Service guidelines, and the actuarial assumptions used in connection with funding each such Plan are reasonable.  All unfunded liabilities of each Plan have been properly accrued in accordance with GAAP;

(c)           Neither the Company nor any of its ERISA Affiliates has any liability, and no condition exists that could subject the Company or any of its ERISA Affiliates to any liability, arising out of or relating to a failure of any Plan to comply with the terms of such Plan (and any related documents) or the provisions of ERISA or the Code, which liability is reasonably likely to have a material adverse effect on the Company; and

(d)           Neither the Company nor any of its ERISA Affiliates maintains or contributes to any Plan providing post-retirement life or health benefits.

6.11.       Fees and Commissions.  The Company does not owe any brokers’ or finders’ fees or commissions of any kind, and knows of no claim for any brokers’ or finders’ fees or commissions, in connection with the Company consummating the transactions contemplated by this Agreement or any of the Transaction Documents.

6.12.       No Extension of Credit for Securities.  The Company is not now, nor at any time has been, engaged principally in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying any margin stock or margin securities and the Company will not use the Loan directly or indirectly for such purposes.

6.13.       Hazardous Wastes, Substances and Petroleum Products.

(a)           The Company (i) has received all material permits and filed all notifications required by the Environmental Control Statutes to carry on its business; and (ii) is in material compliance with all Environmental Control Statues.

(b)           The Company has not given any written or oral notice to the United States Environmental Protection Agency, or any successor thereto, or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by the Company or used in connection with the conduct of its business or operations which is reasonably likely to have a material adverse effect on the Company.

(c)           The Company has not received any written or oral notice that the Company is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statue which is reasonably likely to have a material adverse effect on the Company.

6.14.       Solvency.  The Company is, and after the consummation of the transactions contemplated by this Agreement will be, solvent such that the fair value of its assets (including without limitation the fair saleable value of the goodwill and other intangible property) is greater than the total amount of its liabilities, including without limitation, contingent liabilities and other commitments as they mature in the normal course of business.  The Company does not intend to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and the Company is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.  For purposes of this Section 6.14, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the Company.

6.15.       Employee Controversies.  There are no controversies pending or, to the Company’s knowledge, threatened or anticipated between the Company and any of the Company’s employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or, to the Company’s knowledge, threatened between the Company and the Company’s employees and representatives, which in either event could materially impair the ability of the Company to perform its obligations hereunder or under the Notes, or which might reasonably be expected to have a material adverse effect on the Company.

6.16.       Small Business Concern.  The Company with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of the Code of Federal Regulations) is a “small business concern” within the meaning of the Small Business Act and Section 121.802 of said Regulations.  The information pertaining to the Company set forth in Small Business Administration Forms 480, 652 and 1031 is accurate and complete.

6.17.       Capitalization.

(a)           The authorized issued and outstanding stock of the Company immediately upon the consummation of the Closing (and after giving effect to the Reverse Split) is as shown on Schedule 6.17(a).  All issued shares of Common Stock and Preferred Stock of the Company have been duly and validly issued and are fully paid and nonassessable.  Except as disclosed on Schedule 6.17(a), there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or is otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, issued and outstanding or authorized and unissued shares of stock of the Company.  All of such options, warrants, rights, puts, call, commitments and conversion rights were duly authorized.

(b)           The Company has no Subsidiaries.

6.18.       Intellectual Property.  Set forth in the Schedule 6.18 is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, web addresses, sites and domain names and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right.  The Company owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, fictitious or otherwise), processes, data bases and other rights (collectively, “Intellectual Property”), necessary to own and operate its properties and to carry on its business as it is presently conducted without conflict with the rights of others.  No claim is pending or, to the Company’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to, is invalid or unenforceable by the Company, and the Company is not aware of any basis for any such claim (whether or not pending or threatened).

6.19.       Interest. No provision contained herein or in the Notes requires the payment or permits the collection of any interest in excess of the maximum amount of interest permitted by applicable law.

7.             Representations and Warranties of the Lenders.

7.1.         Authorization.   Each of the Lenders has the power and authority to execute and deliver this Agreement and the Transactions Documents to which it is a party and to perform its obligations hereunder and thereunder, having obtained all required consents, if any, and each of this Agreement and the Transaction Documents to which each Lender is a party will constitute a legal, valid and binding obligation of each such Lender.

8.             Covenants of the Company.  The Company covenants and agrees that so long as the Loan remains outstanding, the Company shall:

8.1.         Existence and Good Standing.   Preserve and maintain its existence as a corporation and its good standing in all states in which it conducts its business and the validity of all its franchises, licenses, permits, certifications of compliance and grants of authority that are required in the conduct of its business, except where the failure to do so is not reasonably likely to have a material adverse effect on the Company.

8.2.         Books and Accounts.  Make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions, including without limitation, dispositions of its assets, in accordance with GAAP, and make or cause the same to be made available to the Lenders or their agents or nominees (including examiners of the SBA) at any reasonable time upon reasonable notice for inspection up to three (3) times during any Fiscal Year, unless there shall have occurred a Default whereupon there shall be no such limit, and to make extracts thereof and permit the Lenders to discuss the contents of same with senior officers of the Company and also with the outside auditor and accountant of the Company.

8.3.         Use of Proceeds; Restriction on Payments.   Use the Loan for general working capital purposes. The Company covenants and agrees that it will not directly or indirectly use any of the Loan to redeem, repurchase or otherwise acquire any equity securities of the Company.

8.4.         Other Material Obligations.   Comply with (a) all material obligations to which it is subject, or to which it becomes subject, pursuant to any contract or agreement, whether oral or written, as such obligations are required to be observed or performed, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, and the Company has set aside on its books adequate reserves with respect thereto, and (b) all applicable laws, rules and regulations of all governmental authorities, the violation of which could have a material adverse effect on the Company and the business of the Company.

8.5.         Certificate of Incorporation and By-laws.  Perform and be in compliance with and observe all of the provisions set forth in the Amended Charter and by-laws, to the extent that the performance of such obligations is legally permissible; provided that the fact that performance is not legally permissible will not prevent such nonperformance from constituting an Event of Default.

8.6.         Taxes and Liens.  Duly pay and discharge when payable, all taxes, assessments and governmental charges imposed upon or against the Company or its properties, or any part thereof or upon the income or profits therefrom, in each case before the same become delinquent and before penalties accrue thereon, as well as all claims from labor, materials or supplies, which, if unpaid, might by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and the Company has set aside on its books adequate reserves with respect thereto.

8.7.         Financial Statements, etc.  Furnish to the Lenders:

(a)           within ninety (90) days after the end of each Fiscal Year of the Company, a balance sheet of the Company as of the end of the Fiscal Year and the related statements of income, members’ equity and cash flows for the Fiscal Year then ended, prepared in accordance with GAAP;

(b)           within thirty (30) Business Days after the end of each month in each Fiscal Year (other than the last month in each Fiscal Year), unaudited balance sheets of the Company and the related statements of income, members’ equity and cash flows, prepared in accordance with GAAP consistently applied and certified by the chief financial officer or chief executive officer of the Company, such balance sheets to be as of the end of such month and such statements of income, members’ equity and cash flows to be for such month and for such period from the beginning of the Fiscal Year to the end of such month, in each case with comparative statements for the prior Fiscal Year and comparisons with the budget prepared in accordance with subsection (e) below;

(c)           at the time of delivery of each annual financial statement pursuant to Section 8.7(a), a certificate executed by the chief financial officer or chief executive officer of the Company stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by the Company in the performance or observance of any of the provisions of this Agreement, or if such officer has such knowledge, specifying such Default and the nature thereof;

(d)           at the time of delivery of each monthly statement pursuant to Section 8.7(b), a management narrative report in reasonable detail explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

(e)           no later than ten (10) days prior to the start of each Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2010, capital and operating expense budgets, cash flow projections and income and loss projections for the Company in respect of such Fiscal Year, all itemized in reasonable detail and prepared on a monthly basis, including narrative information and, promptly after preparation, any revisions to any of the foregoing;

(f)            promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company;

(g)           promptly upon sending, making available or filing of same, all press releases, reports and financial statements that the Company sends or makes available to its directors and stockholders (other than any such reports that are sent or made available only to the Company’s directors); and

(h)           promptly, from time to time, such other information and reports regarding the business, prospects, financial condition, operations, property or affairs of the Company as the Lenders reasonably request.

8.8.         SBA Compliance.   Provide the Lenders with all information, data and other material needed by the Lenders for the annual filing of Small Business Administration Form 468; permit representatives of the SBA access to the Company’s records to confirm the Company’s use of proceeds as specified herein; promptly, after request made by the Lenders, provide such information as the Lenders may reasonably request or that is necessary to enable the Lenders to comply with its record keeping, reporting or other obligations under the Small Business Act and under the regulations thereunder, provided that the Lenders shall, if permitted under applicable law, request that the SBA treat any material nonpublic information supplied by the Lenders as confidential; and furnish or cause to be furnished to the Lenders such information or forms as are required by the SBA concerning the economic impact of the investment by the Lenders including, but not limited to, information concerning taxes paid and number of employees.

9.             Negative Covenants.   The Company covenants and agrees that, for so long as the Loan remains outstanding, without the Majority Lenders’ prior written consent, the Company shall not:

9.1.         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except (a) borrowings from the Lenders hereunder; (b) Indebtedness to the Senior Lender pursuant to the Senior Loan Documents not in excess of $7,500,000 in principal amount at any one time outstanding; and (c) existing Indebtedness identified on Schedule 6.9 (excluding any extensions or renewals thereof).

9.2.         Guarantees.  Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional Indebtedness or liability of others except by the endorsement of checks or drafts in the ordinary course of business.

9.3.         Loans.  Make any loans or advances to others except loans to employees of the Company made to finance the acquisition of the Company’s equity by such employees in connection with an employee unit purchase program adopted by the Board of Directors of the Company not to exceed $150,000 in aggregate principal amount at any one time outstanding.

9.4.         Distributions.  Make any distributions with respect to equity interests in the Company, whether now or hereafter outstanding, or purchase, acquire, redeem or retire any equity interests in the Company, provided, however, the foregoing shall not prohibit the Company from issuing any of its equity interests in exchange for extinguishing debt owed to any Person, or from repurchasing its equity interests from any present or former officer, manager or employee of the Company, or from repurchasing any outstanding warrants.

9.5.         Liens and Encumbrances.  Create, permit or suffer the creation of any liens, security interests or any other encumbrances on any of its property, real or personal, including, without limitation, liens and security interest in favor of holders of any class or designation of equity interests in the Company, except (a) in favor of the Senior Lender under the Senior Loan Documents securing Indebtedness not in excess of $7,500,000; (b) liens, security interest in or any other encumbrances on its property to the Lenders under this Agreement; (c) liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (d) mechanic’s and workman’s liens, statutory warehouseman’s liens, lines for taxes, assessments or other governmental charges, federal, state or local, which are not then due or are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (e) pledges or deposits to secure obligations under workmen’s compensation, unemployment insurance or social security laws or similar legislation; (f) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; (g) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (h) statutory landlord liens provided that the applicable landlords have not sought to exercise distraint; (i) liens in connection with any judgment, which would not, either individually or in the aggregate, result in or constitute an Event of Default pursuant to Section 11.1(h); and (j) liens existing on the date hereof and set forth on Schedule 9.5 (such enumerated exceptions collectively, the “Permitted Encumbrances”).

9.6.         Additional Negative Pledge.   Agree or covenant with or promise any Person other than the Lenders in connection with this Agreement or the Senior Lender that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property (provided that any such agreement permits the liens created in favor of the Lenders pursuant to this Agreement and the other Transaction Documents).

9.7.         Transfer of Assets; Liquidation.

(a)           Sell, lease, transfer or otherwise dispose of all or any material portion of its assets, real or personal, other than the sale or lease of Inventory or the sale of obsolete Equipment in the normal and ordinary course of business for real value received; or

(b)           Discontinue, liquidate or change in any material respect any substantial part of the Company’s business.

9.8.         Acquisitions and Investments.

(a)           Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, membership interests or assets of, or make any investments in, any other Person except for acquisitions approved in advance by the Majority Lenders in writing;

(b)           Enter into any new business activities outside the scope of the business currently conducted by it and business activities reasonably incidental thereto;

(c)           Enter into any new business venture;

(d)           Merger or consolidate with or into any other entity;

(e)           Create or acquire any Subsidiary, unless (1) such Subsidiary (A) executes a joinder agreement in form and substance reasonably satisfactory to the Majority Lenders pursuant to which such Subsidiary shall become a party hereto, become jointly and severally liable for all Liabilities, past, present and future, and be bound by this Agreement, and (B) grants to the Lenders a lien on and security interest in and to all assets of such Subsidiary;

and (2) with respect to each such new Subsidiary, 100% of the capital stock, membership interests, partnership interests or other equity ownership interests in such Subsidiary is pledged as collateral to secure the Liabilities; or

(f)            Make any investment other than in certificates of deposit issued by a commercial bank having a capital and surplus of at least $2,000,000,000 and which is a member of the Federal Reserve System.

9.9.         Payments to Affiliates.  Pay any salaries, compensation, management fees, consulting fees, service fees, licensing fees, or other similar payment to any Affiliates of the Company other than on an arms-length basis for value, and on terms and conditions as are customer in the industry between and among unrelated entities.

9.10.       Margin Loans.   Use any of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or engage as its principal business in the extension of credit for purchasing or carrying such securities.

9.11.       Restricted Payments. Declare or make any Restricted Payment or agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

9.12.       Maintenance of Insurance Policies.  Permit the lapse of, or an amendment to any insurance policy without the written approval of the Majority Lenders, unless any such amendment is in the ordinary course of business and does not result in a material reduction in coverage.

9.13.       Restated Certificate; Third Amended and Restated Stockholders’ Agreement.  Make any change in the terms of the Restated Certificate or Third Amended and Restated Stockholders’ Agreement, as in effect on the date hereof.

9.14.       Limitation on Capital Expenditures.  Permit its Capital Expenditures (excluding the portion thereof financed with the proceeds from any equity issuances or Indebtedness permitted hereunder) to exceed $200,000 in the aggregate in any Fiscal Year.

9.15.       Restrictive Agreement. Subsequent to the Closing, be a party to any agreement or instrument which by its terms would restrict the Company’s performance of its obligations pursuant to this Agreement or any of the other Transaction Documents, the Company’s Restated Certificate, by-laws or Third Amended and Restated Stockholders’ Agreement.

10.          Collateral.

10.1.       Security Interests.  As security for the performance of the Company’s obligations under this Agreement and the other Transaction Documents, the payment of principal and interest under the Notes and the payment of all other liabilities of the Company to the Lenders, whether absolute or contingent, matured or unmatured, direct or indirect, similar or dissimilar, due or to become due or heretofore or hereafter contracted or acquired, however and wherever arising and whether or not arising hereunder, under any of the other Transaction Documents or in connection with any of the transactions described herein or therein (collectively the “Liabilities”), the Company hereby grants, pledges and assigns to the Agent and the Lenders, a senior subordinated security interest, in (a) all of its: (i) Accounts, (ii) Inventory, (iii) Chattel Paper, Documents and Instruments, (iv) General Intangibles, (v) Equipment, whether or not constituting fixtures, (vi) Investment Property, (vii) Deposit Accounts, (viii) Letter-of-Credit Rights, (ix) Supporting Obligations, and (x) books, record, tapes, information, data, stored material, computer media, passwords, access codes arising in connection with or related to any of the Collateral, now existing or hereafter acquired, whether or not included in the Collateral identified in Section 10.1(a)(iv) (collectively, “Books and Records”), (b) any account maintained by the Company with the Senior Lender or the Lenders and all cash held therein, and (c) all proceeds and products of the foregoing, including insurance thereon, whether the property identified in (a) through (c) is now owned or hereafter acquired by the Company (collectively, the “Collateral”).  The Lenders hereby agree that their security interests and the right of payment hereunder are subordinate to the security interests and right of payment of the Senior Lender under the Senior Loan Documents, as provided (but only to the extent so provided) in the Subordination Agreement.

10.2.       Financing Statements.  The Company hereby authorizes the Agent to file one or more financing or continuation statements, and amendments and supplements thereto, relative to all or any part of the Collateral (including, without limitation, an “all assets” filing) without the signature of the Company where permitted by law.  The Company shall also take whatever additional steps the Agent and the Majority Lenders reasonably determine are necessary to perfect and protect the Lenders’ rights in the Collateral and shall pay the reasonable costs and expenses thereof.

10.3.       Landlord’s and Warehouseman’s Waivers.  The Company represents that as of the date hereof, there are no leased locations and warehouse locations where any Collateral is located.  The Company shall cause the owners of any leased locations established after the Initial Closing Date to execute and deliver to the Lenders an instrument (in form satisfactory to the Majority Lenders) by which each such owner waives its right to distrain on any of the Collateral, and by which each such owner grants to the Lenders the right (but not the obligation) to cure any default by the Company under the applicable lease (each, a “Landlord’s Waiver”), and the Company shall be required to deliver duly executed Landlord’s Waivers in form and substance satisfactory to the Majority Lenders with respect to any such location, upon the renewal, extension, modification or other amendment of such lease.  In addition, the Company shall use commercially reasonable efforts to cause the owners of any warehouse locations which the Company establishes after the Initial Closing Date to execute and deliver to the Lenders an instrument (in form satisfactory to the Majority Lenders) by which each such owner waives its right to distrain on any of the Collateral (the “Warehouseman’s Waiver”).  For purposes of this Section 10.3, the term “warehouse locations” shall exclude any customer or airport location where the Company maintains product with a fair market value of less than $5,000 so long as the aggregate fair market value of all products maintained by the Company at all such locations does not exceed $75,000.

10.4.       Places of Business; Collateral Locations; Search and Filing Information.

(a)           The Company represents that its chief executive office is located at 210 Main Street, Baudette, Minnesota 56623; and, except as set forth on Schedule 10.4(a), the Company has no other place of business or office where it keeps its Books and Records and the

Company has no other place where it keeps the Inventory and Equipment serving as Collateral hereunder.

(b)           The Company shall notify the Lenders in writing at least thirty (30) days prior to (i) any change in location of its chief place of business or chief executive office, (ii) any change in the place where it keeps its Books and Records, Equipment or Inventory, (iii) the establishment of a new or the discontinuance of any existing place of business, and (iv) the reformation, redomestication or reorganization of the Company in a jurisdiction other than the jurisdiction in which it is presently formed.

(c)           The Company shall not permit any of its Inventory or Equipment to be removed from its current location without the Lenders’ prior written consent, except that the Company may sell or lease Inventory or sell obsolete Equipment in the normal and ordinary course of business for value received and in accordance with this Agreement.

(d)           The Company’s exact legal name and jurisdiction of formation is as set forth as indicated in the heading of this Agreement.  Except as set forth on Schedule 10.4(d), the Company has no trade names and has not used any other name other than its actual name for the five (5) years preceding the date hereof.  The federal tax identification number and state organizational identification number, if any, of the Company are as set forth on Schedule 10.4(d).  The Company shall notify the Lenders in writing at least thirty (30) days prior to any change to its legal name or its state organizational identification number (if it has one).

10.5.       Accounts.

(a)           With respect to each of its Accounts, the Company represents that: (i) such Account is not evidenced by a judgment, an Instrument or Chattel Paper or secured by a Letter of Credit (except (A) such judgment as has been assigned to the Lenders, or (B) such Instrument and Chattel Paper as has been endorsed and delivered to the Lenders, or (C) such Letter of Credit as has been assigned and delivered to Lenders and represents a bona fide completed transaction); (ii) the amount thereof shown on the Company’s Books and Records and on any list, invoice or statement furnished to the Lenders is owing to the Company; (iii) the title of the Company to such Account, and except as against the Purchaser to any goods represented thereby, is absolute; (iv) such Account has not been transferred to any other Person, and no Person except the Company has any claim thereto or, with the sole exception of the Purchaser therefor, to the goods represented thereby; (v) no partial payment against such Account has been made by any Person except as reflected in the Company’s Books and Records; and (vi) to the Company’s knowledge, no set-off or counter-claim to such Account exists, and no agreement has been made with any Person under which any deduction or discount may be claimed.

(b)           The Company shall immediately notify the Lenders if any of its Accounts arises out of contracts with the United States or any department, agency or instrumentality thereof and, if requested by the Lenders, shall furnish the Lenders with copies of each such contract and execute any instruments and take any steps reasonably required by the Lenders in order that all moneys due and to become due under any such contract shall be assigned to the Lenders and notice shall be given under the Federal Assignment of Claims Act.

(c)           The Company shall, if requested by the Lenders, (i) furnish to the Lenders copies, with such duplicate copies as the Lenders may request, of any invoice applicable to any of its Accounts, (ii) inform the Lenders immediately of the rejection of any goods represented by any of its Accounts, or any material delay in delivery or performance by the Company or claims made in regard to any of its Accounts; (iii) outside the ordinary course of business, make no change in the payment terms of any of its Accounts without notifying the Lenders of the change in writing; (iv) furnish the Lenders upon the Lenders’ request with all information received by the Company affecting the financial standing of any Purchaser; (v) mark the Company’s records concerning each of its Accounts in a manner satisfactory to the Lenders so as to show that each such Account has been assigned to the Lenders; and (vi) if requested by the Lenders, furnish the Lenders with evidence satisfactory to the Lenders of the shipment and receipt of any goods and the performance of any services represented by any of its Accounts.

10.6.       Letters of Credit; Chattel Paper and Instruments.  Subject to the terms of the Subordination Agreement, the Company represents and warrants to the Lenders that it has delivered to the Lenders and covenants that it shall deliver to the Lenders promptly on receipt of all counterparts designated as “originals” of (a) Letters of Credit securing any of its Accounts, (b) any of its Chattel Paper, and (c) any of its Instruments now in its possession or hereafter acquired, each properly assigned and/or endorsed over to Lenders, which Letters of Credit, Chattel Paper and Instruments shall be held by the Lenders as security hereunder, or, at the Lenders’ option, endorsed for payment (except such Letters of Credit, Chattel Paper and/or Instruments which are delivered to the Senior Lender pursuant to the Senior Loan Documents, provided that the Lenders otherwise have a perfected security interest in such Letters of Credit, Chattel Paper and/or Instruments and provided further that the Company delivers such Letters of Credit, Chattel Paper and/or Instruments to the Lenders upon the Senior Lender’s release of its interest therein pursuant to the Senior Loan Documents).  The Company shall remain solely responsible for the observance and performance of all of the Company’s covenants and obligations under all of its Letters of Credit, Chattel Paper and Instruments, and the Lenders shall not be required to observe or perform any such covenants or obligations.

10.7.       Deposit Accounts and Investment Property.   Subject to the terms of the Subordination Agreement, if there are any Deposit Accounts or Investment Property of the Company that can be perfected by control through an account control agreement, the Company shall cause such an account control agreement, in form and substance satisfactory to the Lenders, to be entered into and delivered to the Lenders.

10.8.       Equipment and Inventory.   The Company represents, warrants and agrees that (a) the Company is the absolute owner of its Inventory and Equipment reflected as owned by it on the Company’s books and records (and the Documents representing any such Inventory and Equipment), subject only to the security interests created hereby and other Permitted Encumbrances; (b) the Company shall sell its Inventory only in the normal and ordinary course of business for value received; (c) after the occurrence of an Event of Default and so long as the same continues, the Lenders shall have the right to take possession of the Company’s Inventory subject only to the rights of the Senior Lender in accordance with the Senior Loan Documents; the Company shall repay the Lenders promptly for all reasonable costs of transportation, packing, storage and insurance of any such possession, together with interest at the highest rate payable hereunder, at the time the Lenders pay such costs; and the Company’s liability to the Lenders for such repayment, together with such interest, shall be included in the Liabilities; (d) all of the Company’s Equipment is of a type in which a security interest is to be perfected solely by filing a financing statement under the Uniform Commercial Code, as adopted by the various states (the “UCC”), except for motor vehicles, aircraft, ships and boats now owned by the Company, and if in the future the Company acquires any motor vehicles, aircraft, ships or boats or other Equipment of a type in which a security interest is to be perfected in a manner other than by or in addition to filing a financing statement under the UCC, the Company shall promptly notify the Lenders thereof and take such steps as are necessary to perfect the Lenders’ security interest therein if so requested by the Lenders; (e) at the request of the Lenders, after the occurrence of an Event of Default, the Company shall provide the Lenders with appraisals of the Company’s Equipment by appraisers satisfactory to the Lenders; and (f) if any of the Company’s Inventory is or becomes represented by a Document, the Lenders may require that such Document be in such form as to permit the Lenders or any Person to whom the Lenders may negotiate the same to obtain delivery to it of the Inventory represented thereby.

10.9.       Conditions of Inventory and Equipment.   The Company shall keep and maintain all of its Inventory and Equipment in good order and repair, ordinary wear and tear excepted, and shall promptly notify the Lenders of any casualty or similar event which results in a material decline in the value of any substantial portion of its Inventory and Equipment and the estimated amount of such decline in value.

10.10.     Notices.  If notice of sale, disposition or other intended action by the Lenders with respect to the Collateral is required by the UCC or other applicable law, any notice thereof shall be sent to the Company at the address listed in Section 15.5 or such other address of the Company as the Company may from time to time notify the Lenders to be its address for notices hereunder, but only after such notice is acknowledged in writing by the Lenders at least five (5) Business Days prior to such action, shall constitute reasonable notice to the Company.

10.11.     Insurance, Discharge of Taxes, Etc.  The Lenders shall have the right, at any time and from time to time, without notice to the Company to (a) obtain insurance covering any of the Collateral if the Company fails to do so, (b) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral, other than Permitted Encumbrances, and (c) pay for the maintenance and preservation of any of the Collateral to the extent the Company fails to do so in accordance with this Agreement.  The Company shall reimburse the Lenders, on demand, with interest thereon at the highest rate payable hereunder for any payment the Lenders make or any expense the Lenders incur under this authorization.

10.12.     Waiver and Release by the Company.  The Company (a) waives protest of all commercial paper at any time held by the Lenders on which the Company is in any way liable, notice of nonpayment at maturity of any and all of its Accounts, Instruments, Chattel Paper or General Intangibles, and, except where required hereby or by law, notice of action taken by the Lenders, and (b) releases Lenders from all claims for loss or damage caused by any failure to collect on any such Account, Instrument, Chattel Paper or General Intangible or by any act or omission on the part of the Lenders or their officers, agents, and employees, except for gross negligence and willful misconduct.

10.13.     Custody of Inventory and Equipment.   Subject to terms of the Subordination Agreement, upon demand by the Lenders after the occurrence of an Event of Default and so long as such continues, the Company shall assemble its Inventory and Equipment and make it available to the Lenders at the Company’s offices.  At the request of the Lenders, after the occurrence of an Event of Default and so long as such continues, the Company shall provide warehousing space in its own premises to the Lenders for the purpose of taking the Company’s Inventory and Equipment into the custody of the Lenders without removal thereof from such premises and shall erect such structures and post signs as the Lenders may reasonably require in order to place such Inventory and Equipment under the exclusive control of the Lenders.

10.14.     Records and Reports.   The Company shall keep accurate and complete records in all respects of its Accounts (and the collection thereof), Chattel Paper, Instruments, Documents, Equipment, Inventory, General Intangibles, and furnish the Lenders such information about the Accounts, Chattel Paper, Instruments, Documents, Equipment, Inventory and General Intangibles as the Lenders may reasonably request.

10.15.     Further Assurances.

(a)           From time to time, the Company shall execute and deliver to the Lenders such additional instruments as the Majority Lenders may reasonably request to effectuate the purposes of this Agreement and to assure the Lenders, as secured parties, a security interest in the Collateral with priority subject only the Permitted Encumbrances, subordinate only to the liens of the Senior Lender under the Senior Loan Documents.

(b)           Subject to the terms of the Subordination Agreement, the Company hereby irrevocably appoints the Agent as its attorney-in-fact, upon direction of the Majority Lenders, (i) to take any action the Lenders deem necessary to perfect or maintain perfection of any security interest granted to the Lenders herein or in connection herewith, including the execution of any document on the Company’s behalf, (ii) after an Event of Default and so long as such continues, to sign and endorse the name of the Company on any invoice, bill of lading, storage or warehouse receipt, assignment, verification and notice, in connection with any Collateral; and (iii) to give written notices in connection with any Collateral, which power of attorney is coupled with an interest and is irrevocable until all of the Liabilities are paid in full.  Until all of the Liabilities are paid in full, the Majority Lenders may, at any time and from time to time after the occurrence of an Event of Default and so long as such Event of Default continues, direct the Agent to send such verification forms or make such calls to, or otherwise make such contacts with, Purchasers as are necessary or desirable to verify any Accounts, Instruments, Chattel Paper and/or General Intangibles that are Collateral and the balance due.

10.16.     Application of Proceeds of Collateral.   After an Event of Default and so long as such continues, all proceeds of any Collateral shall be applied, subject to the rights of the Senior Lender under the Senior Loan Documents, (a) to the reasonable costs of preservation and liquidation of such Collateral and the Lenders’ exercise of their rights hereunder, then (b) to principal, interest and other amounts owing hereunder or in connection herewith in such order as the Lenders shall determine, then (c) to the Company.

10.17.     Continuing Collateral.  The Agent and the Lenders shall be under no obligation to proceed first against any part of the Collateral before proceeding against any other part of the Collateral.  It is expressly agreed that all of the Collateral stands as equal security for all of the Liabilities and the Agent and the Lenders shall have the right to proceed against or sell any and/or all of the Collateral in any order, or simultaneously, as the Majority Lenders shall determine.

10.18.     Set-Off.  The Company agrees that the Lenders shall have, and the Company hereby grants to the Lenders, a right of set-off against, a lien upon and a security interest in, all property of the Company now or at any time in the Lenders’ possession in any capacity whatsoever.

10.19.     Inspection by the Lenders.  Subject to the limitations set forth in Section 8.2, the Company shall permit representatives of the Lenders (including examiners of the SBA) to inspect, examine and/or audit the Collateral, any of its other properties or assets, real or personal, now owned or hereafter acquired, and/or its Books and Records (and, with respect to such Books and Records, to make extracts therefrom and to discuss the contents of the same with senior officers of the Company and also with the outside auditor and accountants of the Company) upon reasonable notice and at all reasonable times for purposes of examination, verification, inspection and appraisal thereof.   The Company shall permit one (1) representative of the Lenders to conduct field examinations of the Collateral up to three (3) times per calendar year, provided that if an Event of Default shall occur and be continuing, the Lenders may conduct such field examinations at any time and from time to time.  The Company agrees to reimburse the Lenders for the costs of such inspections, examinations and/or audits within fifteen (15) Business Days of the date of the Lenders’ invoice for such costs, but only with respect to up to three (3) such inspections, examinations and audits during any Fiscal Year, unless there shall have occurred a Default whereupon there shall be no such limit.

10.20.     Commercial Tort Claims.  If the Company shall at any time hold or acquire a Commercial Tort Claim, the Company shall promptly notify the Lenders in a writing signed by the Company of the particulars thereof and grant to the Agent and the Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lenders.

10.21.     Senior Loan Documents.  Notwithstanding anything contained herein, for so long as the Subordination Agreement is in effect: (a) the rights, remedies and obligations with respect to the Collateral shall be subordinate to the rights, remedies and obligations with respect thereto of the Senior Lender under the Senior Loan Documents as provided (but only to the extent so provided) in the Subordination Agreement, and (b) to the extent there is a delivery requirement hereunder, such obligation will not be breached if delivery to the Senior Lender is required under the Senior Loan Documents,  and such delivery is duly made.

11.          Default.

11.1.       Events of Default.   Each of the following events shall be an Event of Default hereunder:

(a)           the failure of the Company to make any payment of principal of or interest on the Notes when due;

(b)           If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder or in connection herewith, is false or misleading in any material respect when made;

(c)           the failure of the Company to observe or perform any covenant in this Agreement or in the Notes, and such failure shall have continued unremedied for a period of twenty (20) days after receipt by the Company of written notice thereof;

(d)           if the Company shall:

(i)            admit in writing its inability to pay its debts generally as they become due,

(ii)           file a petition in bankruptcy or a petition to take advantage of any insolvency act,

(iii)          make an assignment for the benefit of its creditors,

(iv)          consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

(v)           on a petition in bankruptcy filed against, be adjudicated a bankrupt, or

(vi)          file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(e)           if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Company, a receiver of the Company or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within forty five (45) days from the date of entry thereof;

(f)            if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within forty five (45) days from the date of assumption of such custody or control; or

(g)           a final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company shall not, within such 30-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

11.2.       Remedies.   Upon the happening of any Event of Default and at any time thereafter, and by notice by the Majority Lenders to the Company (except if an Event of Default described in Section 11.1(d) shall occur, in which case acceleration shall occur automatically without notice), the Majority Lenders may declare the entire unpaid principal balance of all Indebtedness of the Company to the Lenders, hereunder or otherwise, to be immediately due and payable, together with interest thereon through the date of payment and all costs incurred by an payable to the Lenders hereunder.  Subject to the Subordination Agreement, upon such declaration, the Lenders shall have the immediate right to enforce or realize on any Collateral granted therefor in accordance with the terms of the collateral security documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise.  In addition to any rights granted hereunder, the Lenders shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

12.          Right of First Refusal.  If at any time any Lender (a “Selling Lender”) proposes to effect a voluntary Transfer of any portion of the Notes held by such Lender (the “Offered Notes”) to any Person other than a Permitted Transferee (the “Proposed Transaction”), then the Selling Lender may not Transfer any such Offered Notes other than in compliance with this Section 12.

(a)           The Selling Lender shall deliver a written notice (the “ROFR Notice”) to each other Lenders of its right to purchase all, and only all, of its pro rata portion of the Offered Notes at a purchase price and on the terms and conditions equal to those of the Proposed Transaction (the “Right of First Refusal”), which ROFR Notice shall state (i) the Selling Lender’s bona fide intention to effect a voluntary Transfer of such Offered Notes, (ii) the price and terms for which the Selling Lender proposes to Transfer such Offered Notes, and (iii) the name and address of the proposed transferee and that such proposed transferee is committed to acquire the number of Offered Notes on the stated price and terms.

(b)           Each other Lender shall have the right to exercise its Right of First Refusal by giving written notice of such intent to participate (the “Acceptance Notice”) to the Selling Lender within fifteen (15) Business Days after receipt of the ROFR Notice; provided, that MVP II may not acquire any of the Offered Notes to the extent that as a result of such acquisition MVP II would, by itself, constitute the Majority Lenders, unless such acquisition is approved by the Majority Lenders (without giving effect to such acquisition).

(c)           If all of the Offered Notes offered to the other Lenders pursuant to Section 12(a) are not fully subscribed for by the other Lenders within the time period set forth therein, then the remaining Offered Notes will be reoffered, in writing, to each other Lender purchasing its full allotment of the Offered Notes pursuant to Section 12(b) (the “Re-Offer Notice”).  Such other Lenders will then be entitled to purchase the remaining Offered Notes on a pro rata basis or in such other amounts as such Lenders may agree.  Each such Lender must exercise such purchase right within ten (10) Business Days after receipt of the Re-Offer Notice (the “Re-Offer Period”); provided, that MVP II may not acquire any of the Offered Notes to the extent that as a result of such acquisition MVP II would, by itself, constitute the Majority Lenders, unless such acquisition is approved by the Majority Lenders (without giving effect to such acquisition).

(d)           To the extent the other Lenders do not purchase all the Offered Notes, the Selling Lender shall offer to sell the remaining Offered Notes to MVP II (for the avoidance of doubt, MVP II may become the sole Majority Lender as a result of any such acquisition) and, if MVP II does not purchase the remaining Offered Notes the Selling Lender may sell such remaining Offered Notes to a third party purchaser on the terms and conditions of the Proposed Transaction.

13.          Certain Definitions.  For the purposes of this Agreement, the following terms have the respective meanings set forth below:

13.1.       “Accounts” has the meaning given to such term in the UCC.

13.2.       “Additional Loan Amount” means the New Loan Amount, less the First Loan Amount and less the aggregate principal amount of Notes purchased or agreed to be purchased by Participating Stockholders at the First Closing and Second Closing.

13.3.       “Affiliate” of any Person means any other Person who controls, is controlled by or is under common control with such Person.

13.4.       “Agreement” has the meaning given to such term in the Introduction, and in addition means all exhibits and schedules hereto, as each may be amended, modified, extended, consolidated or restated from time to time.

13.5.       “Business Day” means any day other than Saturday, Sunday, or any other day on which national banking associations in the State of Minnesota generally are closed for commercial banking business.

13.6.       “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed or capital assets or improvements or for replacements, substitutions or additions thereto, that are required to be capitalized under GAAP.

13.7.       “Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

13.8.       “Common Stock” means shares of the common stock, par value $.01 per share of the Company.

13.9.       “Default” means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

13.10.     “Deposit Accounts” has the meaning given to such term in the UCC.

13.11.     “Document” has the meaning given to such term in the UCC.

13.12.     “Environmental Control Statutes” shall mean any and all applicable federal, state, local, municipal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations relating to the pollution or protection of the environment and natural resources, or to the generation, use, handling, storage, transportation, disposal, remediation or Release of, or exposure to, Hazardous Substances in the existence as of or prior to the Initial Closing Date, including without limitation the laws under CERCLA (42 U.S.C. Section 9601 et seq.).

13.13.     “Equipment” has the meaning given to such term in the UCC.

13.14.     “ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto and all rules and regulations in effect at any time there under.

13.15.     “ERISA Affiliate” means, when used with respect to any Plan, ERISA, the Pension Benefit Guaranty Corporation, or any successor thereto, or a provision of the pertaining to employee benefit plans, any person that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Company is a member.

13.16.     “Event of Default” means an event described in Section 11.1.

13.17.     “Exchanging Lender” means each Lender that is exchanging one or more Existing Notes for Notes.

13.18.     “Fiscal Year” means a twelve (12) month period ending on or about December 31.

13.19.     “GAAP” means generally accepted accounting principles consistently applied.

13.20.     “General Intangible” has the meaning given to such term in the UCC.

13.21.     “Hazardous Substance” means petroleum products and items defined in the Environmental Control Statues as “hazardous substances,” “hazardous wastes,” “pollutants,” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or pollutant.

13.22.     “Indebtedness” of any Person means and includes, without duplication, all (i) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, whether or not the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) capital leases, (v) guarantees; (vi) reimbursement obligations in respect of letters of credit; and (vii) all obligations in respect of disqualified stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividend and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable.  “Indebtedness” does not include accrued expenses or accounts payable.

13.23.     “Instrument” has the meaning given to such term in the UCC.

13.24.     “Interest Expense” means all obligations of the Company for accrued and payable interest outstanding during the relevant period, which shall include, without duplication, (i) all interest accrued and payable, (ii) all but the principle component of payments in respect of conditional sales contracts, capital leases and other similar arrangements, (iii) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, (iv) net costs under interest rate protection agreements, and (v) amortization of debt issuance costs and original issuance discount.

13.25.     “Inventory” has the meaning given to such term in the UCC.

13.26.     “Letter of Credit” has the meaning given to such term in the UCC.

13.27.     “Letter-of-Credit Rights” has the meaning given to such term in the UCC.

13.28.     “Loan” shall mean the aggregate Indebtedness outstanding under this Agreement and the Notes.

13.29.     “Majority Lenders” means the holders of at least 65% of the sum of (i) the issued and outstanding shares of Series D Preferred Stock and (ii) the shares of Series D Preferred Stock issuable upon conversion of the then outstanding Notes.

13.30.     “Participating Lender” means each Lender who is acquiring a Note for cash, pursuant to Section 1.3, hereof.

13.31.     “Permitted Transferee” means, with respect to any Lender, (i) an entity wholly owned by the Lender all times following such transfer (provided, however, that if such entity ceases to be wholly owned by him or her at all times following such transfer, such transfer will be void ab initio), (ii) members of a Lender’s immediate family pursuant to applicable laws of descent and distribution, (iii) the Lender’s spouse or adult children or to a trust whose beneficiaries are members of such Lender, (iv) any Person that is a direct or indirect partner of the Lender, if it is a partnership, (v) any Person that is a direct or indirect member of the Lender if it is a limited liability company, (vi) any Person that is a stockholder of any Lender if it is a corporation and (vii) any Affiliate of any thereof.

13.32.     “Person” means an individual, corporation, partnership, limited liability company, trust or any other entity.

13.33.     “Plan” means any employee pension benefit or employee welfare benefit plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to by, or covering employees of the Company or any ERISA Affiliate.

13.34.     “Preferred Stock” means any series of stock of the Company designated as preferred or any other ownership interests of the Company into which such units are reclassified, reconstituted or exchanged.

13.35.     “Pro Rata Share” means, with respect to a Lender, the percentage obtained by dividing (a) the aggregate face value of the Notes held by that Lender by (b) the aggregate face value of all Notes issued hereunder.

13.36.     “Purchaser” means a buyer of goods from the Company or a customer for whom services have been rendered or materials furnished by the Company or any other debtor or lessee obligated to the Company under any Chattel Paper, Document, Instrument or General Intangible.

13.37.     “Release” means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

13.38.     “Restricted Payment” means (i) any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any unit of membership interest in the Company (or warrants, options or rights therefor), including but not limited to any payment on account of the purchase, redemption, put, retirement, defeasance or acquisition of any unit of membership interest in the Company (or warrants, options or rights therefor), in each case regardless of whether required under the terms of such unit of membership interest in the Company (or warrants, options or rights therefor) or any other agreement or instrument or (ii) any payment of interest on or principal of any subordinated Indebtedness other than scheduled payments of principal and interest with respect to any Indebtedness of the Company to any other Person subordinated on terms and conditions acceptable to the Lenders.

13.39.     “SBA” means the United States Small Business Administration established pursuant to the Small Business Act, and any public or private successor thereto.

13.40.     “Third Amended and Restated Registration Rights Agreement” means the Third Amended and Restated Registration Rights Agreement dated as of the date hereof, by and among the Company and its stockholders.

13.41.     “Third Amended and Restated Stockholders’ Agreement” means the Third Amended and Restated Stockholders’ Agreement dated as of the date hereof, by and among the Company and its stockholders.

13.42.     “Senior Loan Documents” means all documents between the Company and the Senior Lender or any replacement Senior Lender which are entered into in respect of the Senior Debt.

13.43.     “Small Business Act” means the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder.

13.44.     “Subsidiary” means any corporation, partnership, trust, limited liability company or other business entity of which the Company, directly or indirectly, owns more than fifty percent (50%) of any class or classes of securities, partnership interests or membership interests.

13.45.     “Supporting Obligations” has the meaning given to such term in the UCC.

13.46.     “Transaction Documents” means this Agreement, the Notes, the Subordination Agreement, the Third Amended and Restated Stockholders Agreement, the Third Amended and Restated Registration Rights Agreement and the Restated Certificate, each as amended, restated, supplemented and/or modified from time to time in accordance with the terms thereof, and all of the schedules, exhibits, written statements, documents or certificates prepared or supplied by the parties hereto with respect to the transactions contemplated hereby.

13.47.     “Transfer” means any sale, transfer, conveyance, exchange, pledge, gift, donation, assignment, or other disposition of Notes, whether voluntary or involuntary, director or by operation of law, and whether during the lifetime of the Person involved or upon or after his death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

13.48.     “Unqualifiedly Certified,” when used in connection with audited financial statements, means the certification thereof without any qualification, limitation, exception or explanatory material that would (i) call into question or express substantial doubt about the ability of the Company to continue as a going concern, as discussed in the American Institute of Certified Public Accounting’s Statement on Auditing Standard Number 59, (ii) relate to the limited scope of examination of matters relevant to such financial statements or (iii) relate to the treatment or classification of any item in such financial statements and, which as a condition of its removal would require an adjustment to such item the effect of which would be to cause the occurrence of a Default or Event of Default.

14.          Indemnity and Waiver.

14.1.       The Company agrees to indemnify, defend and hold each of the Lenders and their officers, directors, members, managers, partners, stockholders, employees, consultants and agents, including without limitation, their designees to the Company’s Board of Directors (the “Lenders’ Indemnitees”) harmless from and against any and all losses, liabilities, obligations, claims, costs, judgments, damages or expenses (including reasonable legal fees and expenses) incurred or suffered by the Lenders’ Indemnitees as a result of or arising out of or in connection with the Company’s breach of any representation, warranty, covenant or agreement of the Company contained herein, its security interest in the Collateral, the issuance of the Notes, the use of proceeds of the Loan, or the issuance of the Warrants.

14.2.       The Company hereby releases and waives all claims, rights and actions, in law or equity, that the Company has against the Lender’s Indemnitees for any loss, damage, liability or injury arising from, on in any way relating to, any clam, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred from the beginning of time up until the date hereof.

15.          Miscellaneous.

15.1.       Termination; Survival of Representations, Warranties and Covenants.   Except as otherwise provided for in this Agreement all representations, warranties, covenants and agreements contained in this Agreement, or in any of the Transaction Documents shall survive the execution and delivery of this Agreement and the Closings and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Lender or on their behalf.

15.2.       Expenses.  The Company shall pay all its own expenses in connection with this Agreement and the transactions contemplated herein and up to $          of the out-of-

pockets expenses incurred by the Lenders in connection with the preparation of the Transaction Documents.  The Company shall reimburse the Lenders on demand for all reasonable fees and expenses (including the reasonable fees and expenses of legal counsel for the Lenders incurred by the Lenders) in connection with the enforcement of the Lenders’ rights to take possession of the Collateral and proceeds thereof and to hold, collect, render in compliance with applicable laws and regulations, including without limitation, Environmental Control Statutes, prepare for sale, sell and dispose of the Collateral.  All obligations provided for in this Section 15.2 shall survive any termination of this Agreement and the repayment of the Loan.

15.3.       Commitment Fee. Each Participating Lender shall be entitled to a commitment fee equal to two (2%) of its aggregate Commitment Amount on the date hereof, which shall be deemed earned in full upon execution hereof (the “Commitment Fee”). The Commitment Fee will be paid pro rata as each portion of the New Loan Amount is drawn. Whether or not the Company has previously issued Notes equal to the aggregate Commitment Amount, the remaining unpaid Commitment Fee shall be paid upon the earliest to occur of (a) the repayment or conversion into Series D Preferred Stock of the outstanding principal balance of the Notes in full, (b) the Maturity Date, (c) a Change of Control or (d) the repayment of the Senior Debt.

15.4.       Monitoring and Advisory Fees. The Company shall pay to MVP Management Company an annual monitoring and advisory fee equal to $160,000, and shall pay to Healthcare Value Capital LLC an annual advisory fee equal to $40,000.  Such fees shall be payable in quarterly installments in advance on the first business day of each calendar quarter, commencing January 1, 2011, until the earlier of a Change of Control or liquidation of the Company. Such fee shall be subordinated to the senior debt pursuant to the terms of the existing subordination agreement with the senior lender and the quarterly installments thereof shall accrue (without interest) and such accrued fees shall be paid in cash upon the repayment of the Senior Debt or out of the proceeds from Notes issued in Closings after the Initial Closing or other future financings. From and after repayment of the Senior Debt, such quarterly installments shall be paid currently no later than the tenth (10th) day of each calendar quarter.

15.5.       Amendments and Waivers.   This Agreement and all exhibits and schedules hereto set forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.  This Agreement may be amended only by mutual written agreement of the Company and the Majority Lenders, except that any amendment or waiver of this Section 15.5 shall require the written consent of Lenders holding 90% of the Notes issued under this Agreement, and any amendment or waiver of any provision of Section 1 hereof that aversely affects the rights of a Participating Lender thereunder or effects any increase in any Participating Lender’s Committed Amount shall only be effective as to any adversely affected Participating Lender that consents thereto in writing; provided that no amendment or waiver that materially adversely affects the rights or obligations of a Lender in a manner different than the manner in which it affects the rights or obligations of another Lender shall be effective as against such adversely affected Lender unless approved by such Lender.  The Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of the Majority Lenders.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reasons of this Agreement.

15.6.       Successors and Assigns.  This Agreement may not be assigned by the Company except with the prior written consent of the Majority Lenders.  This Agreement shall be binding upon and inure to the benefit of the Company and its permitted successors and assigns and the Lenders and their permitted successors and assigns.  The provisions hereof which are for the Lenders’ benefit as purchasers or holders of the Notes are also for the enforceable by any subsequent holder of such Notes.

15.7.       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given personally or when mailed by certified or registered mail, return receipt requested and postage prepaid, and addressed to the addressee of the respective parties set forth below or to such changed addresses as such parties may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt:

If to the Company:

ANIP Acquisition Company
210 Main Street
Baudette, Minnesota 56623
Attention:
Facsimile:

with copies to:

SNR Denton US LLP
Two World Financial Center
New York, NY 10281
Attention: Jane A. Meyer, Esq.
Facsimile:  (212) 768-6800

If to the Lenders:

At the address specified on their signature page hereto.

If to the Agent:

Meridian Venture Partners II, L.P.
201 King of Prussia Road, Suite 240
Radnor, PA 19087
Attention:  Robert E. Brown
Facsimile:  (610) 254-2996

with copies to:

SNR Denton US LLP
Two World Financial Center

New York, NY 10281
Attention:  Paul A. Gajer, Esq.
Facsimile:  (212) 768-6800

15.8.       Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to such State’s principles of conflict of laws.

15.9.       Counterparts. This Agreement may be executed in any number of counterparts and, notwithstanding that any of the parties did not execute the same counterpart, each of such counterparts shall, for all purposes, be deemed an original, and all such counterparts shall constitute one and the same instrument binding on all of the parties thereto.  Any signature received by facsimile transmission shall, for all purposes, be deemed an original signature.

15.10.     Headings.  The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

15.11.     Severability.  In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portions of this Agreement.

15.12.     Exculpation Among Lenders.  Each Lender acknowledges and agrees that its is not relying on any other Lenders, or any officer, director or employee partner or affiliate of any such other Lender, in making its investment or decision to invest in the Company or in monitoring such investment.  Each Lender agrees that no Lender nor any controlling person, officer, director or shareholder, partner, agent or employee of any Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by an of them relating to or in connection with the Company or the securities, or both.

15.13.     Actions by Lenders.  Any actions permitted to be taken by the Lenders, and any consents required to be obtained from the same under this Agreement, may be taken or given only by the Majority Lenders.  Any action or consent granted by the Majority Lenders shall be deemed given or taken by all Lenders, all of whom shall be bound by the decision or action taken by the Majority Lenders without any liability on the part of the Majority Lenders to any other Lender.

15.14.     MVP II as Agent.

(a)           Appointment.

(i)            Each Lender hereby designates and appoints the Agent as its agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes the Agent to execute and deliver the Transaction Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  The Agent (x) may be removed with or without cause by the written consent of the Majority Lenders and (ii) may, at any time and in its sole discretion, determine not to continue to serve as the Agent.  In either such case the Majority Lenders may appoint a successor Agent by written notice to the Company and the other Lenders, which notice shall be countersigned by the successor Agent to acknowledge its appointment.

(ii)           The Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Transaction Documents on behalf of the Lenders with the prior written consent of the Majority Lenders (or all the Lenders with respect to those provisions of this Agreement or the other Transaction Documents, as applicable, explicitly requiring the consent all the Lenders).  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company.  The Agent may perform any of its duties hereunder or under the other Transaction Documents, by or through its agents or employees.

(iii)          Each Lender agrees to be bound by all notices and consents received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Agent at the direction of the Majority Lenders, or otherwise in accordance with this Agreement or the Transaction Documents after the date hereof.  The Agent agrees to forward on a prompt basis to the Lenders copies of any and all notices received by it in its capacity as agent hereunder.

(b)           Acceptance.  By executing this Agreement, the Agent hereby (i) accepts its appointment and authorization to act as the Agent and as attorney-in-fact and agent in accordance with the terms hereof and (ii) agrees to perform its obligations hereunder in good faith.

(c)           Nature of Duties.  The duties of the Agent shall be mechanical and administrative in nature.  The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the other Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Transaction Documents except as expressly set forth herein or therein.  If the Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then the Agent shall send notice thereof to each Lender.  The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(d)           Rights, Exculpation, Etc.  Neither the Agent nor any of its officers, director, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Transaction Documents, or in connection herewith or therewith, except that the Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  In no event shall the Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Transaction Documents or the financial condition of any party thereto, or the existence of or possible existence of any Default or Event of Default.  The Agent may at any time request instructions from the Majority Lenders with respect to any actions or approvals that by the terms of this Agreement or any of the Transaction Documents the Agent is permitted or required to take or to grant.  The Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the Majority Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the Majority Lenders; and notwithstanding the instructions of the Majority Lenders, the Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by the Agent or exposes the Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 15.14(f).

(e)           Reliance.

(i)             The Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, email, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Transaction Documents and its duties hereunder or thereunder.  The Agent shall be entitled to rely upon the advice of legal counsel, independent accountants and other experts selected by the Agent in its sole discretion.

(ii)            The Lenders shall be entitled to rely on any and all actions taken by or the authority of the Agent under this Agreement and the other Transaction Documents without any liability to, or obligation to inquire of, any of the Lenders.  The Lenders are hereby expressly authorized to rely on the genuineness of the signature of the Agent, and upon receipt of any writing which reasonably appears to have been signed by the Agent.  The Lenders may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(f)            Indemnification.   The Company and the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonably attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the Transaction Documents or any action taken or omitted by the Agent under this Agreement or any of the Transaction Documents, in the case of the Lenders, in proportion to the Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not first reimbursed by the Company; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Majority

Lenders, or such other portion of the Lenders as applicable until such additional indemnity is furnished.  The obligations of the Company and the Lenders under this Section 15.14(f) shall survive the payment in full of the Liabilities and the termination of this Agreement for a period not to exceed eighteen (18) months thereafter.

(g)           MVP II Individually.   With respect to its commitments hereunder, MVP II shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender as if it were not acting as Agent.

(h)           Collateral Matters.

(i)           Release of Collateral.   Upon receipt by the Agent of any written confirmation from the Majority Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by the Company, the Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to the Agent upon the special items or types of Collateral referred to in the confirmation; provided, however, that (A) the Agent shall not be required to execute any such document on that, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (B) such release shall not in any manner discharge, affect or impair the Liabilities or any liens upon (or obligations of the Company, in respect of), all interests retained by the Company, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)          Absence of Duty.  The Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the security interests granted herein exists or is owned by the Company or is cared for, protected or insured or has been encumbered or that the liens granted herein have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.  It is understood and agreed that the Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Agent shall have no duty or liability whatsoever to any of the Lenders in respect of any such action, except to the extent applicable to all Lenders or as otherwise expressly set forth herein.

(i)            Agency for Perfection.  The Agent and each Lender hereby appoint each other Lender and the Agent as agent for the purpose of perfecting the security interests granted herein with respect to which, in accordance with the Code in any applicable jurisdiction, such security interest may be perfected by possession or control.  Should any Lender (other than the Agent) obtain possession or control of any assets secured by such security interest, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such assets to the Agent in accordance with the Agent’s instructions or transfer control to the Agent in accordance with the Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any of the security interests granted herein or to realize upon any collateral security for the Liabilities unless instructed to do so by the Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by the Agent.

(j)            Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will promptly notify each Lender of its receipt of any such notice, provided, that the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct.  The Agent shall take such action with respect to such Default or Event of Default as directed by the Majority Lenders in accordance with this Agreement.  Unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders, but solely to the extent it reasonably believes the failure to take such action could materially and adversely affect the interests of the Lenders.

(k)           Lender Actions Against Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Liabilities, against the Company hereunder or under the other Transaction Documents without the consent of the Agent and the Majority Lenders.  With respect to any action by the Agent to enforce the rights and remedies of the Agent and the Lenders under this Agreement and the other Transaction Documents, each Lender agrees to deliver its Notes and/or Warrants to the Agent to the extent necessary to enforce the rights and remedies of the Agent for the benefit of the Lenders in accordance with the provisions hereof.

(l)            Advisors.  The Agent may engage the services of attorneys, accountants and others as it may consider appropriate in carrying out its duties, and the Agent may expend funds out of any reserve fund it establishes for this purpose.  The Agent may consult with legal counsel, auditors or other experts and may rely on the advice or opinion of such experts in performing its obligations hereunder.

(m)          Capacity of Agent.  Any and all rights granted to, and obligations of, the Agent under this Agreement or any other Transaction Documents are to be held and exercised by the Agent solely in its capacity as administrative agent for the benefit of the Lenders pursuant to the provisions of this Agreement.

15.15.     Consent to Jurisdiction.  The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or related to this Agreement, the Transaction Documents, any other document or instrument delivered pursuant thereto, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument.  In any such action or proceeding, each party hereto waives personal service of any summons, complain or other process and agrees that service thereof may be made in accordance with Section 15.7.  Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complain or other process.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ANIP ACQUISITION COMPANY

By:	/s/ Charlotte C. Arnold
Name: Charlotte C. Arnold
Title: Chief Financial Officer

[Investor Signature Pages]

LENDERS SIGNATURE PAGE

MERIDIAN VENTURE PARTNERS II, L.P.
Address: 201 King of Prussia Road, Suite 240 Radnor, PA 19087 Attention: Robert E. Brown

By: MERIDIAN VENTURE PARTNERS II CO., its General Partner

By:	/s/ Thomas A. Penn

Name:	Thomas A. Penn
Title: Vice President

FA PRIVATE EQUITY FUND IV, L.P.
Address:

By: FA PRIVATE EQUITY MANAGEMENT IV, L.L.C., its general partner

By: FIRST ANALYSIS PRIVATE EQUITY MANAGEMENT COMPANY IV, L.L.C., its managing member

By: FIRST ANALYSIS VENTURE OPERATIONS AND RESEARCH, L.L.C., its managing member

By: FIRST ANALYSIS CORPORATION, its manager

By:	/s/
Name:
Title:

FA PRIVATE EQUITY FUND IV GMBH & CO. BETEILIGUNGS KG
Address:

By: FA PRIVATE EQUITY MANAGEMENT IV, L.L.C., its managing limited partner

By: FIRST ANALYSIS PRIVATE EQUITY MANAGEMENT COMPANY IV, L.L.C., its managing member

By: FIRST ANALYSIS VENTURE OPERATIONS AND RESEARCH, L.L.C., its managing member

By: FIRST ANALYSIS CORPORATION, its manager

By:	/s/
Name:
Title:

THE PRODUCTIVITY FUND IV, L.P.
Address:

By: FIRST ANALYSIS MANAGEMENT COMPANY IV, L.L.C., its general partner

By: FIRST ANALYSIS VENTURE OPERATIONS AND RESEARCH, L.L.C., a member

By: FIRST ANALYSIS CORPORATION, its manager

By:	/s/
Name:
Title:

THE PRODUCTIVITY FUND IV ADVISORS FUND, L.P.
Address:

By: FIRST ANALYSIS MANAGEMENT COMPANY IV, L.L.C., its general partner

By: FIRST ANALYSIS VENTURE OPERATIONS AND RESEARCH, L.L.C., a member

By: FIRST ANALYSIS CORPORATION, its manager

By:	/s/
Name:
Title:

ARGENTUM CAPITAL PARTNERS II, L.P.
Address:

By: ARGENTUM PARTNERS II, L.L.C., its General Partner

By: ARGENTUM INVESTMENTS, L.L.C., its Managing Member

By:	/s/ Daniel Raynor
Name: Daniel Raynor
Title: Managing Member

LIBERTY ADVISORS, INC.
Address:	2001 Market Street Philadelphia, PA 19103

By:	/s/ Thomas R. Morse
Name:	Thomas R. Morse
Title:	President

LIBERTY VENTURES II, L.P.
Address:	2001 Market Street
Philadelphia, PA 19103

By: LIBERTY VENTURE PARTNERS II, LLC, its General Partner

By:	/s/ Thomas R. Morse
Name: Thomas R. Morse
Title: Managing Director

HEALTHCARE VALUE MASTER FUND LTD.
Address:

By:	/s/
Name:
Title:

MEDINVESTORS I LLC
Address:

By: Mississippi Angel Fund, L.P., Managing Member

By:	MAF of Mississippi, Inc., General Partner

	By:	/s/ Ben Walton
Name: Ben Walton
Title: President

/s/ Sam Toscano
SAM TOSCANO
Address: